The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Preliminary Pricing Supplement dated July 12, 2010
PROSPECTUS dated December 23, 2008	Pricing Supplement No. 450 to
PROSPECTUS SUPPLEMENT dated December 23, 2008	Registration Statement No. 333-156423
Dated July , 2010
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Callable Notes with Contingent Coupon
Based on the Performance of the S&P 500® Index due July 21, 2018

Unlike ordinary debt securities, the Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index due July 21, 2018, which we refer to as the notes, only provide for the regular payment of interest for the first year following the issuance of the notes.  After the first year and until maturity, the notes will pay a contingent semi-annual coupon but only if the index closing value of the S&P 500® Index, which we refer to as the underlying index, is above 67% of the initial index value, which we refer to as the barrier level, on the related observation date (as specified below).  If the index closing value is less than or equal to the barrier level, we will pay no interest for the related interest period.  In addition, beginning on July 21, 2011, we will have the right to redeem all of the notes on any annual redemption date (as specified below) and pay to you 100% of the stated principal amount and accrued and unpaid interest, if any.  At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount for each note you hold and accrued and unpaid interest, if any.  The notes are senior unsecured obligations of Morgan Stanley and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
•	The principal amount and original issue price of each note is $10.
•
During the first year following the issuance of the notes, which will be from and including the original issue date to but excluding July 22, 2011, the notes will pay a coupon of 6.00% per annum semi-annually on January 21, 2011 and July 21, 2011.

•
From the second year following the issuance of the notes until maturity, the notes will pay a contingent semi-annual coupon specified below for the applicable interest period but only if the index closing value of the S&P 500® Index on the related observation date is above 67% of the initial index value, which we refer to as the barrier level:

º	6.00% per annum, during the second year following the issuance of the notes, which will be from and including July 22, 2011 to but excluding July 22, 2012;
º	7.00% per annum, during the third and fourth year following the issuance of the notes, which will be from and including July 22, 2012 to but excluding July 22, 2014;
º	7.50% per annum, during the fifth and sixth year following the issuance of the notes, which will be from and including July 22, 2014 to but excluding July 22, 2016; and
º	8.00% per annum, during the seventh and eighth year following the issuance of the notes, which will be from and including July 22, 2016 to but excluding the maturity date.
If, on any observation date, the index closing value is less than or equal to the barrier level, we will pay no coupon for the applicable interest period.
•	The initial index value will be the index closing value of the S&P 500® Index on the day we price the notes for initial sale to the public, which we refer to as the pricing date.
•	The observation dates are each January 16 and July 16, commencing January 16, 2012 and the related interest payment dates are each January 21 and July 21, commencing January 21, 2011.
•
The redemption dates are each July 21, commencing July 21, 2011.  Beginning on July 21, 2011, we have the right to redeem all of the notes on any annual redemption date and pay to you 100% of the stated principal amount per note plus accrued and unpaid interest, if any.

•	You will receive at maturity, for each $10 principal amount of notes that you hold, an amount in cash equal to the $10 stated principal amount plus accrued and unpaid interest, if any.
•
The maturity date and each interest payment date may be postponed as a result of the postponement of the related observation date due to non-index business days or certain market disruption events.  No adjustment will be made to any interest payment made on that postponed date.

•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 61759G570 and the ISIN for the notes is US61759G5707.
You should read the more detailed description of the notes in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER NOTE

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per note	$10	$0.225	$9.775
Total	$	$	$
(1)
The notes will be issued at $10 per note and the agent's commissions will be $0.225 per note; provided that the price to public for the purchase by any single investor of $10,000,000 or more principal amount of notes will be $9.775 per note and there will be no agent's commissions for such sales.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.225 for each note they sell.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly owned subsidiary.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities of Morgan Stanley.  The notes only provide for the regular payment of interest during the one-year period following the original issue date.  After the first year and until maturity, the notes will pay a contingent semi-annual coupon but only if the index closing value of the S&P 500® Index is above 67% of the initial index value, which we refer to as the barrier level, on the related observation date.  The notes have been designed for investors who are willing to forgo market floating interest rates and accept the risk of no interest payments after the first year in exchange for an opportunity to earn above-market interest rates if the S&P 500® Index closes above the barrier level on each semi-annual observation date.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

Each note costs $10
We, Morgan Stanley, are offering the Callable Notes with Contingent Coupon Based on the Performance of the S&P 500® Index due July 21, 2018, which we refer to as the notes.  The principal amount and original issue price of each note is $10.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market price, if any, at which Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., is willing to purchase the notes is expected to be affected adversely by the inclusion of these commissions and hedging costs in the original issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The notes provide for regular interest payments only during the first year following their issuance
Unlike ordinary debt securities, the notes only provide for the regular payment of interest of 6.00% per annum during the one-year period following the original issue date.  After the first year and until maturity, the notes will pay a contingent semi-annual coupon but only if the index closing value of the S&P 500® Index is above 67% of the initial index value, which we refer to as the barrier level, on the related observation date.  If, on any semi-annual observation date from the second year following the issuance of the notes until maturity, the index closing value of the underlying index is above the barrier level, we will pay a coupon specified below (computed on the basis of a year of 360 days and twelve 30-day months) on the applicable interest payment date for the applicable interest period:

•  6.00% per annum, during the second year following the issuance of the notes, which will be from and including July 22, 2011 to but excluding July 22, 2012;

•  7.00% per annum, during the third and fourth year following the issuance of the notes, which will be from and including July 22, 2012 to but excluding July 22, 2014;

•  7.50% per annum, during the fifth and sixth year following the issuance of the notes, which will be from and including July 22, 2014 to but excluding

July 22, 2016; and

•  8.00% per annum, during the seventh and eighth year following the issuance of the notes, which will be from and including July 22, 2016 to but excluding the maturity date.

If, however, the index closing value of the underlying index is lower than or equal to the barrier level on any semi-annual observation date, we will pay no coupon for the applicable interest period.

The initial index value is              , which is the index closing value of the underlying index on the day we price the notes for initial sale to the public, which we refer to as the pricing date.

The barrier level is            , which is 67% of the initial index value.

The observation dates are each January 16 and July 16, commencing January 16, 2012, subject to postponement in the event of a non-index business day or certain market disruption events.

The interest payment dates are each January 21 and July 21, commencing January 21, 2011.

Each interest period will be the semi-annual period from and including the original issue date (in the case of the first interest period) or the previous scheduled interest payment date, as applicable, to but excluding the following scheduled interest payment date, with no adjustment for any postponement thereof.

The maturity date and each interest payment date may be postponed as a result of the postponement of the related observation date due to non-index business days or certain market disruption events.  No adjustment will be made to any interest payment made on that postponed date.

We may redeem the notes at our option on any annual redemption date beginning July 21, 2011
We may redeem the notes at our option, in whole but not in part, on any annual redemption date beginning July 21, 2011 and pay to you 100% of the stated principal amount per note plus accrued and unpaid interest, if any, to but excluding the date of such redemption.  If we decide to redeem the notes, we will give you notice at least 10 calendar days before the redemption date specified in the notice.

Our optional redemption right may limit the term of the notes, and thus your opportunity to earn above-market interest rates (if the underlying index closes above the barrier level on the related observation date) to as short as one year.

Full payment of principal at maturity	At maturity, if the notes have not previously been redeemed, you will receive 100% of the stated principal amount per note plus accrued and unpaid interest, if any, subject to issuer credit risk.

On PS-7, we have provided a section entitled “Hypothetical Payouts on the Notes,” which illustrates the possible payouts on the notes assuming a variety of hypothetical index closing values on each of the observation dates.  The examples do not show every situation that can occur.

Please review the historical performance of the underlying index for the period from January 1, 2005 through July 9, 2010 in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of the underlying index based on its historical performance.

You may revoke your offer to purchase the notes prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

Morgan Stanley & Co. Incorporated will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior notes.  As calculation agent, MS & Co. will determine the initial index value, the barrier level and the payment that you will receive on each interest payment date, upon early redemption or at maturity.

Morgan Stanley & Co. Incorporated will be the agent; conflicts of interest
The agent for the offering of the notes, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-25.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes,” “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Disclosure Requirements” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes
The notes are unsecured senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and in the prospectus dated December 23, 2008.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement.  You should also read about some of the risks involved in investing in the notes in the section called “Risk Factors.”  The tax treatment of investments in equity-linked notes such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.”  You should consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES

The following examples illustrate possible payouts on the notes assuming a range of hypothetical index closing values of the S&P 500 Index on each semi-annual observation date.

These examples are based on the following terms:

●	Stated principal amount (per note): $10
●	Hypothetical initial index value: 1,000
●	Hypothetical barrier level: 670 (67% of the initial index value)
●	Interest rate

Year 1:	6.00% per annum
Year 2:	6.00% per annum only if the closing value of the underlying index is above the barrier level on the applicable observation date
Years 3 and 4:	7.00% per annum only if the closing value of the underlying index is above the barrier level on the applicable observation date
Years 5 and 6:	7.50% per annum only if the closing value of the underlying index is above the barrier level on the applicable observation date
Years 7 and 8:	8.00% per annum only if the closing value of the underlying index is above the barrier level on the applicable observation date

Because the underlying index may be subject to significant fluctuation over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts on the notes.  The three examples below are provided for illustrative purposes only.  Actual results will vary.  In the following examples, we have assumed that the notes are not redeemed and remain outstanding until maturity.

		Example 1 (Worst case scenario)		Example 2		Example 3 (Best case scenario)
		Index Closing Value on the applicable Observation Date	Coupon Payment	Index Closing Value on the applicable Observation Date	Coupon Payment	Index Closing Value on the applicable Observation Date	Coupon Payment
Year 1	Interest Payment Date #1	N/A*	$0.30	N/A*	$0.30	N/A*	$0.30
	Interest Payment Date #2	N/A*	$0.30	N/A*	$0.30	N/A*	$0.30
Year 2	Interest Payment Date #3	670	$0.00	670	$0.00	1,050	$0.30
	Interest Payment Date #4	660	$0.00	1,000	$0.30	1,000	$0.30
Year 3	Interest Payment Date #5	650	$0.00	900	$0.35	900	$0.35
	Interest Payment Date #6	600	$0.00	600	$0.00	800	$0.35

		Example 1 (Worst case scenario)		Example 2		Example 3 (Best case scenario)
		Index Closing Value on the applicable Observation Date	Coupon Payment	Index Closing Value on the applicable Observation Date	Coupon Payment	Index Closing Value on the applicable Observation Date	Coupon Payment
Year 4	Interest Payment Date #7	660	$0.00	750	$0.35	750	$0.35
	Interest Payment Date #8	650	$0.00	650	$0.00	800	$0.35
Year 5	Interest Payment Date #9	670	$0.00	900	$0.375	900	$0.375
	Interest Payment Date #10	665	$0.00	665	$0.00	1,000	$0.375
Year 6	Interest Payment Date #11	650	$0.00	1,150	$0.375	1,150	$0.375
	Interest Payment Date #12	640	$0.00	640	$0.00	1,100	$0.375
Year 7	Interest Payment Date #13	660	$0.00	1,200	$0.40	1,200	$0.40
	Interest Payment Date #14	650	$0.00	650	$0.00	1,150	$0.40
Year 8	Interest Payment Date #15	645	$0.00	1,200	$0.40	1,200	$0.40
	Interest Payment Date #16	665	$0.00	665	$0.00	1,300	$0.40
Total coupon payments received over the term of the notes		$0.60 (0.75% average annualized return)		$3.15 (3.9375% average annualized return)		$5.70 (7.125% average annualized return)
*In Year 1, a 6.00% per annum interest is paid regardless of the value of the underlying index.  Observation dates are each January 16 and July 16, beginning January 16, 2012.

●
In Example 1, which represents the worst case scenario possible under the terms of the notes, the underlying index closes at or below the barrier level on every semi-annual observation date and investors do not receive any contingent coupon.  The receipt of a 6.00% per annum interest solely in Year 1 would result in a 0.75% average annualized return over the 8-year term of the notes.

●
In Example 2, the underlying index fluctuates widely over the term of the notes and investors receive a contingent coupon on one of the semi-annual interest payment dates each year in addition to the guaranteed 6.00% per annum interest during the first year of the issuance of the notes.  This scenario results in a 3.9375% average annualized return over the 8-year term of the notes.

●
In Example 3, which represents the best case scenario possible under the terms of the notes, the underlying index closes above the barrier level on every semi-annual observation date and investors receive the contingent coupon applicable to each interest payment date in addition to the guaranteed 6.00% per annum interest during the first year of the issuance of the notes.  This scenario results in a 7.125% average annualized return over the 8-year term of the notes.

RISK FACTORS

The notes are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the notes only provide for the regular payment of interest for the first year following their issuance.  After the first year and until maturity, the notes will pay a contingent semi-annual coupon but only if the index closing value of the S&P 500® Index is above the barrier level on the related observation date.  In addition, investing in the notes is not equivalent to investing in a fixed rate debt security due to the fact that any interest payments after the first year following the issuance are contingent on the performance of the S&P 500® Index.  This section describes the most significant risks relating to the notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

The notes provide for regular interest payments only during the first year following their issuance
The terms of the notes differ from those of ordinary debt securities in that they only provide for the regular payment of interest during the one-year period following the original issue date.  After the first year and until maturity, the notes will pay a contingent semi-annual coupon but only if the index closing value of the S&P 500® Index is above 67% of the initial index value, which we refer to as the barrier level, on the related observation date.  If, on the other hand, the index closing value of the underlying index is lower than or equal to the barrier level on the relevant observation date for any interest period, we will pay no coupon on the applicable interest payment date.  If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

The contingent coupon is based only on the value of the underlying index on the related semi-annual observation date at the end of the related interest period
Whether the contingent coupon will be paid on any interest payment date will be determined at the end of the relevant interest period based on the closing value of the underlying index on the relevant semi-annual observation date.  As a result, you will not know whether you will receive the contingent coupon on any interest payment date until near the end of the relevant interest period.  Moreover, because the contingent coupon is based solely on the value of the underlying index on semi-annual observation dates, if the closing value of the underlying index on any observation date is at or below the barrier level, you will receive no coupon for the related interest period even if the level of the underlying index was higher on other days during that interest period.

The notes are subject to our redemption right
The term of the notes, and thus your opportunity to earn an above-market coupon if the index closing value of the underlying index is above the barrier level on semi-annual observation dates, may be limited by our right to redeem the notes at our option on any annual redemption date, beginning July 21, 2011.  The term of your investment in the notes may be limited to as short as one year.  If the notes are redeemed prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

Market price will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the S&P 500® Index on any day will affect the value of the notes more than any other factors.  Other factors that may influence the value of the notes include:

•           the volatility (frequency and magnitude of changes in value) of the S&P 500® Index,

•           whether the index closing value of the S&P 500® Index has been at or below the barrier level on any observation date,

•           geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

•           dividend rates on the securities underlying the S&P 500® Index,

•           the time remaining until the notes mature,

•           the availability of comparable instruments, and

•           any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount of $10 per note if the value of the S&P 500® Index at the time of sale is at or below the barrier level or if market interest rates rise.

You cannot predict the future performance of the S&P 500® Index based on its historical performance.  The value of the underlying index may decrease and be at or below the barrier level on each observation date so that you will receive no return on your investment aside from the 6.00% per annum coupon that will be paid in the first year following the issuance of the notes.  There can be no assurance that the closing value of the underlying index will be higher than the barrier level on any observation date so that you will receive a coupon payment on the notes for the applicable interest period.  See “Description of Notes—Historical Information” on PS-20.

The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes
Under the terms of the notes, Morgan Stanley is obligated to return to you the stated principal amount at maturity.  However, as with an ordinary debt security, you are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

The notes will not be listed on any securities exchange and secondary trading may be limited
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Hedging and trading activity by our subsidiaries could potentially affect the value of the notes
One or more of our subsidiaries expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, the value at which the underlying index must close on each observation date before you would receive a coupon payment on the notes.  Additionally, such hedging or trading activities during the term of the notes could adversely affect the value of the underlying index on the observation dates and, accordingly, whether we pay a semi-annual coupon on the notes.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes
As calculation agent, MS & Co. will determine the initial index value, the barrier level and the payment that you will receive on each interest payment date, upon early redemption or at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Notes—Market Disruption Event” and “—Discontinuance of the Index; Alteration of Method of Calculation.”

Adjustments to the underlying index could adversely affect the value of the notes
The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the notes.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether interest will be payable on the notes on the applicable interest payment date will be based on whether the value of the underlying index based on the closing prices of the stocks constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance is less than or equal to the barrier level.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Note” refers to each $10 Stated Principal Amount of our Callable Notes with Contingent Coupon Based on the Value of the S&P 500® Index due July 21, 2018.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$
Pricing Date	July , 2010
Original Issue Date (Settlement Date)	July , 2010 (4 Business Days after the Pricing Date)
Maturity Date	July 21, 2018, subject to extension in the event of a Market Disruption Event on the final Observation Date.

If, due to a Market Disruption Event or otherwise, the final Observation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following that final Observation Date as postponed, and no adjustment will be made to any interest payment made on that postponed date.  See “––Observation Date” below.

Specified Currency	U.S. dollars
CUSIP Number	61759G570
ISIN Number	US61759G5707
Minimum Purchase Amount	$1,000 and integral multiples of $10 in excess thereof.
Original Issue Price	$10 (100%)
Stated Principal Amount	$10
Underlying Index	The S&P 500® Index (the “Index”)
Index Publisher	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
Contingent Interest Rate
During the first year following the Original Issue Date, which will be from and including the Original Issue Date to but excluding July 22, 2011, the Notes will pay a coupon of 6.00% per annum (computed on the basis of a year of 360 days and twelve 30-day months).

From the second year following the Original Issue Date until maturity, the Notes will pay a contingent semi-annual coupon specified below (computed on the basis of a year of 360 days and twelve 30-day months) for the applicable Interest Period but only if the Index Closing Value of the Index on the related Observation Date is above the Barrier Level:

• 6.00% per annum, during the second year following the Original Issue Date, which will be from and including July 22, 2011 to but excluding July 22, 2012;

• 7.00% per annum, during the third and fourth year following the Original Issue Date, which will be from and including July 22, 2012 to but excluding July 22, 2014;

• 7.50% per annum, during the fifth and sixth year following the Original Issue Date, which will be from and including July 22, 2014 to but excluding July 22, 2016; and

• 8.00% per annum, during the seventh and eighth year following the Original Issue Date, which will be from and including July 22, 2016 to but excluding the Maturity Date.

Barrier Level	, which is 67% of the Initial Index Value.
Initial Index Value	, which is the Index Closing Value on the Pricing Date.
Index Closing Value
The Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the Index, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on such Index Business Day by the Index Publisher.  In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

Interest Payment Dates	Each January 21 and July 21, beginning January 21, 2011; provided that the payment of interest, if any, with respect to the final Observation Date will be made on the Maturity Date.

If any scheduled Interest Payment Date is not a Business Day, that interest payment, if any, will be made on the next succeeding Business Day and no adjustment will be made to any interest payment made on that succeeding Business Day.

If, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two Business Days prior to the scheduled Interest Payment Date, the Interest Payment Date will be the second Business Day following that Observation Date as postponed, and no adjustment will be made to any interest payment made on that postponed date.  See “—Observation Dates” below.

Interest Period	The semi-annual period from and including the Original Issue Date (in the case of the first Interest Period) or the previous scheduled Interest Payment Date, as applicable, to but excluding the following scheduled Interest Payment Date, with no adjustment for any postponement thereof.
Record Date
The Record Date for each Interest Payment Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 15 calendar days prior to such scheduled Interest Payment Date, whether or not that date is a Business Day.

Optional Redemption
We may redeem the Notes at our option, in whole but not in part, on any annual redemption date and pay to you the Stated Principal Amount per Note plus accrued and unpaid interest, if any, to but excluding the date of such redemption.  If we decide to redeem the Notes, we will give you notice at least 10 calendar days before the redemption date specified in the notice.

Redemption Dates	Each July 21, beginning July 21, 2011.
Observation Dates
Each January 16 and July 16, commencing January 16, 2012 and ending on July 16, 2018, or if any such day is not an Index Business Day or if there is a Market Disruption Event on such day, the relevant Observation Date shall be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that if a Market Disruption Event has occurred on each of the five Index Business Days immediately succeeding any of the scheduled Observation Dates, then (i) such fifth succeeding Index Business Day will be deemed to be the relevant Observation Date, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the Index on such fifth Index Business Day in accordance with the formula for and method of calculating the Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Index Business Day of each security most recently constituting the Index.

Payment at Maturity	Unless the Notes have been previously redeemed, you will receive the Stated Principal Amount of the Notes that you hold.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company (“DTC”), on which notice the Trustee and DTC may conclusively rely, of the amount of cash to be delivered with respect to each Stated Principal Amount of the Notes, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below and “Forms of Securities—The Depositary” in the accompanying prospectus.
Index Business Day
Index Business Day means a day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Relevant Exchange
Relevant Exchange means, with respect to the Index or its Successor Index, the primary exchange(s) or market(s) of trading for (i) any security then included in such index and (ii) any futures or options contracts related to such index or to any security then included in such index.

Market Disruption Event	Market Disruption Event means:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the Index (or the Successor Index) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of the Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event exists at any time: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (A) a price change exceeding limits set by such securities exchange or market, (B) an imbalance of orders relating to such contracts or funds or (C) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the Index;
Alteration of Method of Calculation
If the Index Publisher discontinues publication of the Index and the Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as the “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of the Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Notes, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues publication of the Index or the Successor Index prior to, and such discontinuance is continuing on, any Observation Date or the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no successor index is available at such time, then the

Calculation Agent will determine the Index Closing Value for such date.  The Index Closing Value of the Index or the Successor Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting such index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Notes.

If at any time, the method of calculating the Index or the Successor Index, or the value thereof, is changed in a material respect, or if the Index or the Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or the Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value with reference to the Index or the Successor Index, as adjusted.  Accordingly, if the method of calculating the Index or the Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or the Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Book Entry Note or Certificated Note
Book Entry.  The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co.

Alternate Exchange Calculation
in Case of an Event of Default
In case an Event of Default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will be determined by the Calculation Agent and will be an amount in cash equal to the Stated Principal Amount of the Notes plus any applicable interest payment calculated using the interest rate in effect for the then current Interest Period and as if the date of acceleration were the related Observation Date.

If the maturity of the Notes is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent	MS & Co. and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the payment that you will receive on each interest payment date, upon early redemption or at maturity or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” and “—Discontinuance of the Index; Alteration of Method of Calculation” above.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information
The following table sets forth the published high, low and end-ofquarter closing values of the Index for each calendar quarter in the period from January 1, 2005 through July 9, 2010.  The graph following the table sets forth the daily closing values of the Index for the same period.  On July 9, 2010, the Index Closing Value for the Index was 1,077.96.  We obtained the information in the tables and graph from Bloomberg Financial Markets, without independent verification. The historical performance of the Index should not be taken as an indication of its future performance.  The Index may be, and has been, volatile, and we can give you no assurance that the volatility will lessen.

The S&P 500® Index
Historical High, Low and Period End Closing Values
January 1, 2005 through July 9, 2010
S&P 500® Index	High	Low	Period End
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter (through July 9, 2010)	1,077.96	1,022.58	1,077.96

S&P 500® Index
Daily Closing Values
January 1, 2005 through July 9, 2010

The S&P 500® Index	The S&P 500® Index was developed by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., which we refer to as S&P, and is calculated, maintained and published by S&P.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500® Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any S&P 500® Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500® Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500® Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500® Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P 500® Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500 Component Stocks by a number called the “S&P 500 Index Divisor.”  By itself, the S&P 500 Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period value of the S&P 500® Index.  The S&P 500® Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“S&P 500 Index Maintenance”).

S&P 500® Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require a S&P 500® Index Divisor adjustment.  By adjusting the S&P 500® Index Divisor for the change in total Market Value, the value of the S&P 500® Index remains constant.  This helps maintain the value of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.  All S&P 500® Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500® Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require S&P 500® Index Divisor adjustments.

The table below summarizes the types of S&P 500® Index maintenance adjustments and indicates whether or not a S&P 500® Index Divisor adjustment is required:
Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio
Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the S&P 500® Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500® Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500® Index Divisor has the effect of altering the Market Value of the S&P 500® Component Stock and consequently of altering the aggregate Market Value of the S&P 500 Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500® Component Stock, a new S&P 500® Index Divisor (“New S&P 500® Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 500® Divisor

New S&P 500® Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the S&P 500® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the S&P 500® Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500® Index Divisor.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500® Index, which is owned and published by S&P, in connection with securities, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500® Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to us or the Notes.  S&P has no obligation to take our needs or the needs of the owners of the Notes into consideration in determining, composing or calculating the S&P 500® Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE

FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries.  The Original Issue Price of the Notes includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in the stocks constituting the Index, in futures and/or options contracts on the Index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially affect the Initial Index Value and, therefore, the Barrier Level and the value at which the Index must close on each Observation Date before you would receive an interest payment on the Notes for the related Interest Period.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling the stocks underlying the Index, futures and/or options contracts on the Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on one or more Observation Dates.  We cannot give any assurance that our hedging activities will not affect the value of the Index and, therefore, adversely affect the value of the Notes or the interest payments you will receive over the term of your investment in the Notes.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Notes set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $9.775 per Note and the Agent's commissions will be $0 for the purchase by any single investor of greater than or equal to $10,000,000 principal amount of Notes. The Agent may distribute the Notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, a fixed sales commission of $0.225 for each Note they sell; provided that, concessions allowed to MSSB in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Notes distributed by MSSB. After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account.  The Agent must close out any naked short position by purchasing the Notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Notes or the securities underlying the Index in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and

any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)    a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of the Internal Revenue Code of 1986, as amended

(the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction, and provided further that the plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Notes.

Because we may be considered a party in interest with respect to many plans, the Notes may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a plan or a plan asset entity and is not purchasing such Notes on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes does not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Notes to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

United States Federal Income Taxation	The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

Please read the discussions in the sections called “United States Federal Taxation – Tax Consequences to U.S. Holders – Notes – Optionally Exchangeable Notes,” “United States Federal Taxation – Tax Consequences to U.S. Holders – Backup Withholding and Information Reporting” and “United States Federal Taxation – Tax Consequences to U.S. Holders – Disclosure Requirements” of the accompanying prospectus supplement.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders generally will, regardless of their method of accounting for U.S. federal income tax purposes, be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the Notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the Notes.  In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes generally will be treated as ordinary income.

If the Notes were priced on July 12, 2010, the comparable yield for the Notes would be a rate of 5.4274% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  The comparable yield and the projected payment schedule for the Notes will be provided in the final pricing supplement.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments that will be made on a Note.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussion under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of an investment in the Notes.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.  Such non-U.S. investors should consult their tax advisers regarding the potential tax consequences of an investment in the Notes.